Exhibit 4.1

CSX CORPORATION

Action of Authorized Pricing Officers

July 21, 2022

1. Pursuant to (i) Section 301 of the Indenture, dated as of August 1, 1990, between CSX Corporation (the “Corporation”) and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), successor to JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank), as trustee (the “Trustee”), as heretofore supplemented and amended (the “Indenture”) and (ii) resolutions duly adopted by the Board of Directors of the Corporation as of February 5, 2019 and July 12, 2022, the undersigned officers hereby establish two series (as that term is used in Section 301 of the Indenture) of Securities, the titles of which shall be the 4.100% Notes due 2032 (the “2032 Notes”) and the 4.500% Notes due 2052 (the “2052 Notes”), and authorize an additional issuance of notes of the series (as that term is used in Section 301 of the Indenture) of Securities, the title of which is the 4.650% Notes due 2068 (the “2068 Notes” and, together with the 2032 Notes and the 2052 Notes, the “Notes”). Each such series of Securities shall be issued under the Indenture and shall have the terms set forth in the Prospectus and the Prospectus Supplement attached as Exhibit A (collectively, the “Prospectus”) and such other or different terms as may be set forth herein. The Notes will be issued in fully registered form only, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Terms used herein and not defined shall have the meaning assigned to them in the Indenture or the Prospectus.

2. With respect to each series of Notes, the form and terms of the Notes substantially in the form of Exhibit B attached hereto are hereby approved under the Indenture; and the President and Chief Executive Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer, the Corporate Secretary, any Assistant Corporate Secretary or the Controller of the Corporation are, and each of them with full power to act without the others hereby is, authorized, in the name and on behalf of the Corporation, to execute, manually or by facsimile signature, and in the manner provided in the Indenture, the Notes (and, in addition, to replace lost, stolen, mutilated or destroyed Notes, all as provided in the Indenture) substantially in the form approved hereby, in both temporary and definitive form, with such changes, modifications and insertions therein as the officer executing the Notes shall determine, such determination to be conclusively evidenced by the execution thereof by such officer, all in the manner and form required in, or contemplated by, the Indenture.

3. The signatures of the officers of the Corporation so authorized to execute the Notes may, but need not be, the facsimile signatures of the current or any future such authorized officers imprinted or otherwise reproduced thereon, the Corporation for such purpose hereby adopting such facsimile signatures as binding upon it, notwithstanding that at the time any Notes shall be authenticated and delivered or disposed of any officer so signing shall have ceased to be such authorized officer.

4. The form, terms and provisions of the Indenture are hereby ratified and approved.

5. The form, terms and provisions of the Underwriting Agreement, dated July 21, 2022 (the “Underwriting Agreement”), between the Corporation and the Underwriters named on Schedule II thereto, providing for the issuance and sale of the Notes are hereby approved; and the President and Chief Executive Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer, any General Counsel or Assistant General Counsel, the Corporate Secretary, or any Assistant Corporate Secretary of the Corporation (each an “Authorized Officer” and collectively, the “Authorized Officers”) are, and each of them with full power to act without the others hereby is, authorized and directed to execute and deliver, in the name and on behalf of the Corporation, the Underwriting Agreement with such changes therein as the officer of the Corporation executing the Underwriting Agreement shall approve, the execution thereof by such officer to be conclusive evidence of such approval.

6. The form and terms of the Prospectus are hereby approved.

7. The Authorized Officers are, and each of them with full power to act without the others hereby is, authorized and empowered to take all actions, and to execute and deliver any and all documents, in the name and on behalf of the Corporation as such officer or officers shall deem necessary or appropriate to effect or otherwise carry out the foregoing.

8. Any and all actions heretofore or hereafter taken by any officer or officers of the Corporation within the terms of the foregoing, including without limitation, the filing of a registration statement and amendments, supplements and addenda thereto with the Securities and Exchange Commission with respect to the Notes and other securities which may be issued pursuant to the Indenture, are hereby ratified and confirmed as the act of the Corporation.

9. The Notes may be authenticated by the Trustee and issued in accordance with the Indenture.

Dated as of the date first set forth above.

Authorized Pricing Officers

By:	/s/ Bill Slater
Name: Bill Slater
Title: Vice President and Treasurer

By:	/s/ Sean R. Pelkey
Name: Sean Pelkey
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Pricing Resolutions]